Exhibit 12.1

ECOPETROL S.A.

Computation Of Ratio Of Earnings To Fixed Charges

The following table sets forth Ecopetrol’s consolidated ratio of earnings to fixed charges for the fiscal years ended December 31, 2012, 2011, 2010, 2009 and 2008 in accordance with Colombian Government Entity GAAP (expressed in millions of pesos).

Under Colombian Government Entity GAAP (expressed in millions of pesos)

Period	Consolidated
	December 2012	December 2011	December 2010	December 2009	December 2008(1)
Pre-tax income before minority interest	22,331,701	23,641,432	11,492,617	7,250,844	16,011,204
Income from equity investees	(125,474)	(141,647)	(83,574)	(55,143)	(110,824)
Loss from equity investees	197	372	802	0	185,606
Dividends of unconsolidated subsidiaries	(32,541)	(10,135)	(30,941)	(31,687)	(39,472)
Total income	22,173,883	23,490,022	11,378,904	7,164,014	16,046,514
Fixed Charges without interest capitalized	45,598	41,085	34,085	47,779	37,634
Income before fixed charges	22,219,481	23,531,107	11,412,989	7,211,793	16,084,148

Fixed Charges
Interest Expenses	12,441	10,878	7,986	17,322	10,156
Estimate of interes within rental expense	33,157	30,207	26,099	30,457	27,478
Total Fixed Charges	45,598	41,085	34,085	47,779	37,634

Ratio of Earnings to fixed charges	487.29	572.74	334.84	150.94	427.38

Under US GAAP (expressed in millions of pesos)

Period	Consolidated
	December 2012	December 2011	December 2010	December 2009	December 2008(1)
Pre-tax income before minority interest	22,413,482	23,456,685	12,840,721	8,768,383	13,427,443
Income from equity investees	(15,725)	(120,523)	(59,784)	(43,826)	(266,500)
Loss from equity investees	197	7,073	2,075	170,674	176,548
Dividends of unconsolidated subsidiaries	(32,541)	(10,135)	(30,941)	(31,687)	(39,472)
Total income	22,365,413	23,333,100	12,752,071	8,863,544	13,298,019

Fixed Charges without interest capitalized	44,548	40,812	33,252	46,680	35,579
Income before fixed charges	22,409,961	23,373,912	12,785,323	8,910,224	13,333,598

Fixed Charges
Interest Expenses	12,441	10,878	7,986	17,322	10,156
Interest Capitalized	2,647	1,676	118	582	1,006
Estimate of interes within rental expense	29,460	28,258	25,149	28,776	24,417
Total Fixed Charges	44,548	40,812	33,252	46,680	35,579

Ratio of Earnings to fixed charges	503.05	572.72	384.49	190.88	374.76

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(1)	Our ratio of earnings to fixed charges for the fiscal year ended December 31, 2008 in accordance with both Colombian Government Entity GAAP and U.S. GAAP has been revised from the ratio reported in our registration statement on Form F-3 filed with the SEC on February 12, 2010 (File No. 333-164898) due to a correction in the reclassifications made on lease expenses and interest.

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